As filed with the Securities and Exchange Commission on November 18, 2008
File No. 333-________

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-2049910
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5008 Airport Road, Roanoke, Virginia 24012
(Address of Principal Executive Offices) (Zip Code)

Advance Auto Parts, Inc.
2004 Lont-Term Incentive Plan
(Full Title of the Plan)

[_____________]
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, Virginia 24012
(Name and address of Agent for Service)

(540) 362-4911
Telephone Number, Including Area Code, of Agent forService

Copies To:

Roger H. Lustberg, Esq.
BINGHAM MCCUTCHEN LLP
355 South Grand Avenue, Suite 4400
Los Angeles, California 90071
(213) 680-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee

Common Stock	3,000,000	$25.61	$76,830,000	$3,019.42
$.0001 par value.................

(1) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this registration statement, and this registration statement will cover the additional securities resulting from such a transaction.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock of Advance Auto Parts, Inc. reported on the New York Stock Exchange on November 12, 2008.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-8 relates to shares of the Common Stock, par value $0.0001 per share (the “Common Stock”), of Advance Auto Parts, Inc. (the “Registrant”), which may be issued under the Registrant’s 2004 Long-Term Incentive Plan, as amended (the “Plan”). Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-115772), as filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2004, and the Registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-115772), as filed with the Commission on May 25, 2004, covering an aggregate of 5,746,847 shares of Common Stock that may be issued pursuant to the Plan. This Registration Statement is being filed to register an additional 3,000,000 shares of the Registrant's Common Stock subject to issuance under the Plan.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation, as amended, provides for the limitation of the personal liability of the directors of the Registrant to the fullest extent permitted by law and the Registrant’s bylaws provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of a director’s fiduciary duty, except (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including officers and directors, in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses which such officer or director actually and reasonably incurred.

The Registrant, is a party to an indemnification agreement with each of its directors (the form of which is filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on May 19, 2004) which provides for indemnification by the Registrant and its subsidiaries to the fullest extent permitted by law.

The Registrant has also purchased insurance for its directors and officers against liabilities arising out of their service in their capacities as directors and officers of the Registrant.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan (as amended on April 17, 2008).

5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered.

23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included in signature page to Registration Statement).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on this 18th day of November, 2008.

ADVANCE AUTO PARTS, INC.

By:	/s/ Darren R. Jackson
Darren R. Jackson, President, and Chief Executive Officer

By:	/s/ Michael A. Norona
Michael A. Norona, Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Darren R. Jackson and Michael A. Norona his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following:

Signature	Title	Date

/s/ Darren R. Jackson	President, Chief Executive Officer	November 14, 2008
Darren R. Jackson	and Director (Principal Executive
Officer)

/s/ Michael A. Norona	Executive Vice President, Chief	November 18, 2008
Michael A. Norona	Financial Officer and Secretary
(Principal Financial and
Accounting Officer)

/s/ John C. Brouillard	Chairman and Director	November 13, 2008
John C. Brouillard

/s/ Lawrence P. Castellani	Director	November 18, 2008
Lawrence P. Castellani

/s/ Nicholas J. LaHowchic	Director	November 14, 2008
Nicholas J. LaHowchic

/s/ William S. Oglesby	Director	November 13, 2008
William S. Oglesby

/s/ Gilbert T. Ray	Director	November 14, 2008
Gilbert T. Ray

Signature	Title	Date

/s/ Carlos A. Saladrigas	Director	November 13, 2008
Carlos A. Saladrigas

/s/ Francesca Spinelli	Director	November 13, 2008
Francesca Spinelli

/s/ John F. Bergstrom	Director	November 14, 2008
John F. Bergstrom

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan (as amended on April 17, 2008).

5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered.

23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included in signature page to Registration Statement).